Exhibit (i)

Clearspire Law Co., PLLC

Counsellors at Law

1747 Pennsylvania Avenue, NW

Washington, DC 20006

October 28, 2011

EntrepreneurShares Series Trust

40 Grove Street, Suite 200

Wellesley Square, MA 02482

Re:       EntrepreneurShares Series Trust

Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A

Registration Nos. 333-168040; 811-22436 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to EntrepreneurShares Series Trust (the “Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 2 to the Fund’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering an indefinite number of shares of EntrepreneurShares Global Fund (collectively, the “Shares”), a series of the Company, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering the opinion, we have examined the Post-Effective Amendment, the Fund’s Certificate of Trust, the Fund’s By-laws, and the corporate action of the Fund that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware and a certificate and other inquiries of officers of the Fund. We also have assumed that: (i) the Shares of the Fund will be issued and sold at a price per share of not less than the net asset value thereof and that such issuance or sale will be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Fund’s current prospectus and statement of additional information included in the Registration Statement, as amended or supplemented from time to time, and (ii) ownership of all Shares will be duly recorded in the books of the Fund or its transfer or similar agent.

Our opinions, as set forth herein, are based on the facts in existence and the laws in effect on the date hereof and are limited to the federal law of the United States and the law of the State of Delaware that, in our experience, generally is applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for upon the terms provided in the Post-Effective Amendment, will be validly issued, fully paid and non-assessable by the Fund.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ CLEARSPIRE LAW CO., PLLC

CLEARSPIRE LAW CO., PLLC